                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                HUB GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                HUB GROUP, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                        [LETTERHEAD OF HUB GROUP, INC.]


                                                                  April 24, 1997


Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held in Room 226 at the McDonald's Office Campus at Ronald Lane, Oak Brook, Illinois at 10:00 a.m. Chicago time on Wednesday, May 14, 1997.

     The attached Notice of 1997 Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon. The Annual Report to Stockholders and Form 10-K for the 1996 fiscal year are enclosed.

     We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to mark, sign, date, and return the enclosed proxy card to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

                                       Sincerely,


                                       PHILLIP C. YEAGER
                                       Chairman

                                HUB GROUP, INC.

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

     The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation (the "Company"), will be held in Room 226 at the McDonald's Office Campus at Ronald Lane, Oak Brook, Illinois on Wednesday, May 14, 1997, at 10:00 a.m., Chicago time, for the following purposes:

     (1) To elect six directors of the Company to hold office until the next annual meeting of stockholders; and

     (2) To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

     A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Company's Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 1996, also accompany this Notice.

     The Board of Directors has fixed the close of business on March 31, 1997, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                               By order of the Board of Directors,


                               MARK A. YEAGER
                               Vice President, Secretary and General Counsel



Lombard, Illinois
April 24, 1997



                             YOUR VOTE IS IMPORTANT
                             ----------------------

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND
              RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
                OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                HUB GROUP, INC.
                       377 E. BUTTERFIELD ROAD, SUITE 700
                            LOMBARD, ILLINOIS 60148

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (the "Company"), of proxies for use at the 1997 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 14, 1997, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about April 24, 1997.

     The Company's Class A common stock, $.01 par value (the "Class A Common Stock"), and the Class B common stock, $.01 par value (the "Class B Common Stock," together with the Class A Common Stock, the "Common Stock"), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 31, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 5,262,750 shares of Class A Common Stock (each a "Class A Share") and 662,296 shares of Class B Common Stock (each a "Class B Share," and collectively with the Class A Shares, the "Shares") outstanding and entitled to vote.


                          VOTING RIGHTS AND PROCEDURES

     Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on all proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person.

     Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to twenty (20) votes. The holders of Shares having a majority of the votes which could be cast by the holders of all Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not present or represented at the Annual Meeting for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will not be considered as present and entitled to vote with respect to that matter. The Yeager family members own all 662,296 shares of Class B Common Stock. Consequently, the Yeager family controls approximately 72% of the voting power of the Company on all matters presented for stockholder action. The Yeager family members are parties to a stockholders' agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares.

     Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and such election inspectors will determine whether or not a quorum is present.

     The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 1997 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of the holders of Shares having a majority of the votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company's Certificate of Incorporation, the Company's By-laws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company's offices in Lombard.


                             ELECTION OF DIRECTORS

     The number of directors of the Company, as determined by the Board of Directors under Article III of the Company's By-laws, is currently six. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

     The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

     If a stockholder desires to nominate persons for election as directors at the next Annual Meeting of Stockholders written notice of such stockholder's intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 16, 1998. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission"), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

                       Nominees for Election as Directors



Name                  Age    Business Experience During the Past Five Years
-----                 ---                   and Other Information
                                            ---------------------


Phillip C. Yeager     69    Phillip C. Yeager has been Chairman of the Board since October 1985.
                            From April 1971 to October 1985, Mr. Yeager served as President of
                            Hub City Terminals, Inc. ("Hub Chicago"). Mr. Yeager became involved in intermodal transportation in 1959, five years after the introduction of intermodal transportation in the United States, as an employee of the Pennsylvania and Pennsylvania Central Railroads. He
                            spent 19 years with the Pennsylvania and Pennsylvania Central
                            Railroads, 12 of which involved intermodal transportation. In 1991, Mr.
                            Yeager was named the Man of the Year by the Intermodal Transportation
                            Association. In 1995, he received the Salzburg Practitioners Award from Syracuse University in recognition of his lifetime achievements in the transportation industry. In October 1996, Mr. Yeager was inducted into the Chicago Area Entrepreneurship Hall of Fame sponsored by the
                            University of Illinois at Chicago. In March 1997, he received the
                            Presidential Medal from Dowling College for his achievements in transportation services. Mr. Yeager graduated from the University of
                            Cincinnati in 1951 with a Bachelor of Arts degree in Economics. Mr.
                            Yeager is the father of David P. Yeager, Vice Chairman and Chief
                            Executive Officer, and Mark A. Yeager, Vice President, Secretary and
                            General Counsel, and the father-in-law of Robert J. Jensen,
                            President-Hub Group Operations Management.

David P. Yeager       44    David P. Yeager has served as the Company's Vice Chairman of the
                            Board since January 1992 and as Chief Executive Officer of the
                            Company since March 1995. From October 1985 through December
                            1991, Mr. Yeager was President of Hub Chicago. From 1983 to October
                            1985, he served as Vice President, Marketing of Hub Chicago. Mr.
                            Yeager founded the St. Louis Hub in 1980 and served as its President from 1980 to 1983. Mr. Yeager founded the Pittsburgh Hub in 1975 and served as its President from 1975 to 1977. Mr. Yeager received a
                            Masters in Business Administration degree from the University of
                            Chicago in 1987 and a Bachelor of Arts degree from the University of
                            Dayton in 1975. Mr. Yeager is the son of Phillip C. Yeager, the brother of Mark A. Yeager and the brother-in-law of Robert J. Jensen.

Thomas L. Hardin      51    Thomas L. Hardin has served as the Company's President since October
                            1985 and has served as Chief Operating Officer and a director of the
                            Company since March 1995. From January 1980 to September 1985,
                            Mr. Hardin was Vice President-Operations and from June 1972 to
                            December 1979, he was General Manager of the Company. Prior to
                            joining the Company, Mr. Hardin worked for the Missouri Pacific
                            Railroad where he held various marketing and pricing positions.  During
                            1996, Mr. Hardin was Chairman of the Intermodal Association of North
                            America.



Gary D. Eppen         60    Gary D. Eppen has served as a director of the Company since February
                            1996. Having served as a Professor of Industrial Administration in the
                            Graduate School of Business at The University of Chicago since 1964,
                            Mr. Eppen is currently the Robert Law Professor of Industrial
                            Administration. He received a Ph.D. in Operations Research from
                            Cornell University in 1964, a Master of Science in Industrial
                            Engineering from the University of Minnesota in 1960, a Bachelor of
                            Science from the University of Minnesota in 1959 and an Associate in
                            Arts degree in Pre-Engineering from Austin Junior College in 1956.
                            Mr. Eppen also serves as a director of Landauer, Inc.

Charles R. Reaves     58    Charles R. Reaves has served as a director of the Company since
                            February 1996. Since 1994, Mr. Reaves has been President and Chief
                            Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, most recently as
                            President and Chief Executive Officer of Sears Logistics Services, Inc.,
                            a transportation, distribution and home delivery subsidiary of Sears
                            Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in
                            1961.

Martin P. Slark       42    Martin P. Slark has served as a director of the Company since February
                            1996. Since 1976, Mr. Slark has been employed by Molex Incorporated
                            ("Molex"), a manufacturer of electronic, electrical and fiber optic interconnection products and systems.  Having worked for Molex in
                            Europe, the United States and Asia, Mr. Slark is presently a Corporate
                            Vice President and President of the Americas region.  Mr. Slark received a Masters in Business Administration degree from the London
                            Business School in 1993, a Post-Graduate Diploma in Management
                            Studies from the London School of Economics in 1981 and a Bachelors of Science degree in Engineering from Reading University in 1977.


     The Board of Directors recommends that the stockholders vote FOR the election of each nominee for director named above.


                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has both an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. During the fiscal year ended December 31, 1996, the Board of Directors met six times, the Audit Committee met once and the Compensation Committee met once. During 1996, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

     The duties of the Audit Committee are to oversee the Company's internal control structure; review the Company's financial statements and other financial information to be included in the Company's 10-K and annual report to stockholders; select the independent auditors for the Company and its subsidiaries; and review the Company's annual audit plan. The members of the Audit Committee are Messrs. Eppen, Reaves and Slark.

     The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company's officers; to exercise the authority of the Board of Directors concerning the Company's 1996 Long-Term Incentive Plan; and to advise the Board of Directors on other compensation and benefit matters. The members of the Compensation Committee are Messrs. Eppen, Reaves and Slark.


                 OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

     The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by
(i) each director of the Company, (ii) the executive officers of the Company named in the table under "Compensation of Directors and Executive Officers-- Summary Compensation Table," (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of March 31, 1997, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted.


                                                                      Number (1)
                                                                    -------------
                       Name                                         Class A    Class B   Percentage(2)
---------------------------------------------------                 -------  ---------   -----------
Phillip C. Yeager(3)(4)...........................................   10,000    662,296      11.3%
David P. Yeager(3)(5).............................................    7,000    662,296      11.3%
Thomas L. Hardin(6)...............................................   19,500         --         *
Robert J. Jensen(3)(7)............................................    5,000    662,296      11.3%
Daniel F. Hardman(8)..............................................    4,000         --         *
John T. Donnell(9)................................................   12,500         --         *
Mark A. Yeager(3)(10).............................................    5,000    662,296      11.3%
Gary D. Eppen(11).................................................    5,000         --         *
Charles R. Reaves(11).............................................    4,000         --         *
Martin P. Slark(11)...............................................    4,000         --         *
All directors and executive officers as a group (12 persons)(12)..   86,700    662,296      12.5%
Debra A. Jensen(3)(13)............................................    5,000    662,296      11.3%
Warburg, Pincus Counsellors, Inc.(14).............................  302,000         --       5.1%
Thomson Horstmann & Bryant, Inc.(15)..............................  287,000         --       4.8%
AIM Management Group, Inc.(16)....................................  350,000         --       5.9%
Strong Capital Management, Inc./Richard S. Strong (17)............  310,675         --       5.2%
RCM Capital Management, L.L.C./RCM Limited L.P./RCM
   General Corporation(18)........................................  334,900         --       5.7%
Dresdner Bank AG(19)..............................................  334,900         --       5.7%
FMR Corp.(20).....................................................  292,100         --       4.9%
William Blair & Company, L.L.C.(21)...............................  691,892         --      11.7%


---------------------------
*  Represents less than 1% of the outstanding shares of Common Stock.

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Represents percentage of total number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3) The Yeager family members are parties to a stockholders' agreement (the "Yeager Family Stockholder Agreement"), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares. Except as provided in footnotes 5 and 10, each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 72% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(4) Includes 413,934 shares of Class B Common Stock as to which Phillip C. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 10,000 shares of Class A Common Stock issuable upon exercise of options.

(5) Includes 36,794 shares of Class B Common Stock owned by the Laura C. Yeager 1994 GST Trust, 36,794 shares of Class B Common Stock owned by the Matthew
     D. Yeager 1994 GST Trust and 36,794 shares of Class B Common Stock owned by the Phillip D. Yeager 1994 GST Trust, for which David P. Yeager serves as sole trustee and has sole investment and voting discretion and 469,127 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 7,000 shares of Class A Common Stock issuable upon exercise of options.

(6) Includes 7,000 shares of Class A Common Stock issuable upon exercise of options.

(7) Consists of the shares of Class B Common Stock owned by Debra A. Jensen, Robert J. Jensen's wife, and of which he may be deemed to be the beneficial owner and 551,913 shares of Class B Common Stock as to which Robert J. Jensen may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 5,000 shares of Class A Common Stock issuable upon exercise of options.

(8) Includes 3,000 shares of Class A Common Stock issuable upon exercise of options.

(9) Includes 5,000 shares of Class A Common Stock issuable upon exercise of options.

(10) Includes 36,794 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust and 36,794 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion and 551,914 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Yeager Family Stockholder Agreement. See Note 3. Also includes 5,000 shares of Class A Common Stock issuable upon exercise of options.

(11) Includes 4,000 shares of Class A Common Stock issuable upon exercise of options.

(12) Includes 62,000 shares of Class A Common Stock issuable upon exercise of options.

(13) Debra A. Jensen is the wife of Robert J. Jensen and the daughter of Phillip
     C. Yeager. Includes 5,000 shares of Class A Common Stock issuable upon exercise of options held by Robert J. Jensen.

(14) Warburg, Pincus Counsellors, Inc. ("WPC") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) WPC has sole dispositive power with respect to all 302,000 shares of Class A Common Stock beneficially owned and (ii) WPC has sole voting power with respect to 129,500 shares of Class A Common Stock beneficially owned and shared voting power with respect to 8,700 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by WPC is indicated as of January 9, 1997. The address of WPC is 466 Lexington Avenue, New York, NY 10017.

(15) Thomson Horstmann & Bryant, Inc. ("THB") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) THB has sole dispositive power with respect to all 287,000 shares of Class A Common Stock beneficially owned and (ii) THB has sole voting power with respect to 169,300 shares of Class A Common Stock beneficially owned and shared voting power with respect to 3,700 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by THB is indicated as of January 8, 1997. The address of THB is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.

(16) AIM Management Group, Inc. ("AIM") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) AIM has shared dispositive power with respect to all 350,000 shares of Class A Common Stock beneficially owned and (ii) AIM has shared voting power with respect to all 350,000 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by AIM is indicated as of February 12, 1997. The address of AIM is 11 Greenway Plaza, Suite 1919, Houston, TX 77046.

(17) Strong Capital Management, Inc. and Richard S. Strong (collectively, "Strong") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) Strong has sole dispositive power with respect to all 310,675 shares of Class A Common Stock beneficially owned and (ii) Strong has sole voting power with respect to 228,800 shares of Class A Common Stock beneficially owned and shared voting power with respect to zero shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Strong is indicated as of February 13, 1997. The address of Strong is 100 Heritage Reserve, Menomonee Falls, WI 53051.

(18) RCM Capital Management, L.L.C., RCM Limited L.P. and RCM General Corporation (collectively, "RCM") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) RCM has sole dispositive power with respect to 308,400 shares of Class A Common Stock beneficially owned and shared dispositive power with respect to 26,500 shares of Class A Common Stock beneficially owned and (ii) RCM has sole voting power with respect to 271,400 shares of Class A Common Stock beneficially owned and shared voting power with respect to zero shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by RCM is indicated as of February 3, 1997. The address of RCM is Four Embarcadero Center, Suite 2900, San Francisco, CA 94111.

(19) Dresdner Bank AG ("Dresdner") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock.
     Dresdner has beneficial ownership of the securities reported on its
     Schedule 13G only to the extent that Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by RCM (See Note 18). According to the Schedule 13G, (i) Dresdner does not have either sole or shared dispositive power with respect to any shares of Class A Common Stock beneficially owned and (ii) Dresdner does not have either sole or shared voting power with respect to any shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by Dresdner is indicated as of February 7, 1997. The address of Dresdner is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.

(20) FMR Corp. ("FMR") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the
     Schedule 13G, (i) FMR has sole dispositive power with respect to all 292,100 shares of Class A Common Stock beneficially owned and (ii) FMR has sole voting power with respect to 189,600 shares of Class A Common Stock beneficially owned and shared voting power with respect to zero shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by FMR is indicated as of December 31, 1996. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(21) William Blair & Company, L.L.C. ("WB&C") filed a Schedule 13G with the Commission indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, (i) WB&C has sole dispositive power with respect to all 691,892 shares of Class A Common Stock beneficially owned and (ii) WB&C has sole voting power with respect to 15,100 shares of Class A Common Stock beneficially owned and shared voting power with respect to zero shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by WB&C is indicated as of February 14, 1997. The address of WB&C is 222 West Adams Street, Chicago, IL 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 1996 fiscal year all applicable
Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


Summary Compensation Table

     The following table sets forth a summary of the annual, long-term, and other compensation for services rendered to the Company for the fiscal years ended December 31, 1995 and December 31, 1996 paid or awarded to those persons who were, at December 31, 1996: (i) the Company's chief executive officer, and
(ii) the Company's five most highly compensated executive officers other than the chief executive officer (collectively, including the Company's chief executive officer, the "Named Executive Officers").

                                                                                   Long-Term
                                                 Annual Compensation              Compensation
                                      -----------------------------------------   ------------
                                                                 Other Annual       Options/         All Other
Name and                                Salary       Bonus       Compensation         SARs          Compensation
Principal Position            Year       ($)          ($)           ($)(1)            (#)               ($)
---------------------------  -------  ----------   ----------   ---------------   ------------       --------------
Phillip C. Yeager            1996     234,942             --           --              50,000            4,762(2)
Chairman of the Board        1995     213,584             --           --                  --            4,762(2)
of Directors

David P. Yeager              1996     199,650        522,082           --              35,000            4,762(2)
Vice Chairman and            1995     181,500        450,314           --                  --            4,762(2)
Chief Executive Officer

Thomas L. Hardin             1996     199,650        341,711           --              35,000            4,762(2)
President and                1995     181,500        310,636           --                  --            4,762(2)
Chief Operating Officer

Daniel F. Hardman            1996     108,900        252,569           --              15,000            4,762(2)
President--Chicago Region    1995     111,578        189,122           --                  --            4,762(2)

John T. Donnell              1996     163,600        251,047           --              25,000            4,762(2)
Executive Vice               1995     148,700        227,428           --                  --            4,762(2)
 President--Marketing

Robert J. Jensen             1996     155,000        225,500           --              25,000            4,762(2)
President--Hub Group         1995     139,755        205,000           --                  --            4,762(2)
Operations Management

--------------------
(1) During the fiscal years covered, no Named Executive Officer received any other annual compensation in an aggregate amount either $50,000 or 10% of his total annual salary and bonus reported in the preceding two columns.

(2) Represents the Company's matching contribution to the Company's Section 401(k) deferred compensation plan of $4,600 in both 1996 and 1995, and represents the value of $50,000 of term life insurance of $162 in both 1996 and 1995.

Option/SAR Grants In Last Fiscal Year

     The following table summarizes the grants of stock options awarded to the Named Executive Officers during the fiscal year ended December 31, 1996, under the Company's 1996 Long-Term Incentive Plan.

                                      Individual Grants
                     ----------------------------------------------------  Potential Realizable Value
                                  % of                                       at Assumed Annual Rates
                     Options/    Total                                     of Stock Price Appreciation
                       SAR      Options/                                       for Option Term (3)
                     Granted      SARs       Exercise       Expiration     ---------------------------
    Name               (#)      Granted   Price ($/sh)(1)     Date(2)          5%($)         10%($)
------------------   -------    --------  ---------------   ----------     ---------------------------

Phillip C. Yeager...   50,000     15.31%      14.00          03/12/06          440,226      1,115,620
David P. Yeager.....   35,000     10.72%      14.00          03/12/06          308,158        780,934
Thomas L. Hardin....   35,000     10.72%      14.00          03/12/06          308,158        780,934
Daniel F. Hardman...   15,000      4.59%      14.00          03/12/06          132,068        334,686
John T. Donnell......  25,000      7.66%      14.00          03/12/06          220,113        557,810
Robert J. Jensen.....  25,000      7.66%      14.00          03/12/06          220,113        557,810

------------------
(1) The exercise price equals the initial public offering price of the Class A Common Stock.

(2) The options were granted on March 12, 1996 and vest ratably over a five-year period, expiring ten years after their grant date.

(3) The potential realizable dollar value of a grant is the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the stock appreciation rate compounded annually over the term of the option (here, 5% and 10%), and
     (ii) the per-share exercise price of the option, and (b) the number of securities underlying the grant at fiscal year-end.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides information concerning options exercised by the Named Executive Officers during the fiscal year ended December 31, 1996, and the value at December 31, 1996, of unexercised options.


                                                  Number of         Value ($) of
                                                 Unexercised     Unexercised In-the-
                      Shares                     Options at        Money Options at
                     Acquired                 December 31, 1996   December 31, 1996
                        on                    -----------------   -----------------
                     Exercise      Value        Exercisable/       Exercisable/
       Name             (#)     Realized ($)    Unexercisable      Unexercisable
-------------------- ---------  ------------  ----------------     -------------
Phillip C. Yeager...     0             0            0/50,000          0/637,500
David P. Yeager.....     0             0            0/35,000          0/446,250
Thomas L. Hardin....     0             0            0/35,000          0/446,250
Daniel F. Hardman...     0             0            0/15,000          0/191,250
John T. Donnell.....     0             0            0/25,000          0/318,750
Robert J. Jensen....     0             0            0/25,000          0/318,750

Compensation of Directors

     Directors who are not employees of the Company receive $12,000 per year for serving as a director. Directors who are employees of the Company do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In addition, simultaneously with the closing of the initial public offering (the "Offering") of the Company, Messrs. Eppen, Reaves and Slark each received options to purchase 12,000 shares of Class A Common Stock exercisable at $14.00 per share. These options vest ratably on the date of each of the three annual meetings of stockholders occurring after the grant date.

Board of Directors Compensation Committee Report on Executive Compensation

     The Compensation Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee consists of the three independent members of the Board.

     Since the 1996 compensation structure was already determined when the Compensation Committee assumed its responsibilities in March, the Compensation Committee approved the 1996 compensation structure that Phillip C. Yeager, David
P. Yeager and Thomas L. Hardin (the "Executive Committee") instituted prior to the Offering and the formation of the Compensation Committee. Consequently, 1996 compensation levels were approved by the Compensation Committee but determined pursuant to formulas created by the Executive Committee.

     In May 1996, the Board of Directors commissioned a third party to conduct a study of the Company's compensation program. The results of this study were presented to the Compensation Committee in October 1996. The Compensation Committee has implemented certain recommendations from the independent study and has, using this study, determined the compensation structure for 1997.

     The structure approved by the Compensation Committee in 1996 was based on the following philosophy:

Compensation Philosophy

     The Company's compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with the industry standards and attract and retain outstanding executives.

Description of Compensation Programs

     The Company's executive compensation program has three components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

     Base Salary To attract and retain qualified executives, base salary is determined using competitive criteria within the transportation industry. Salary increases are based on individual performance and, to a lesser extent, trends within the industry.

     Annual Incentive The Company's bonus plan recognizes and rewards executives for taking actions that build the value of the Company, generate competitive total returns for stockholders, and provide value-added solutions for the Company's customers. For most executive officers, bonus compensation is based on individual performance and Company performance. The component of the bonus based on individual performance is conditioned on the individual meeting certain pre-determined objectives and the component of the bonus based on Company performance is based on the Company meeting certain performance goals.

     Long-Term Incentives The Company's Long-Term Incentive Program serves to reward executive performance that successfully executes the Company's long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units. During fiscal year 1996, stock options were granted to the Company's executive officers at the time of the Offering. The grants were designed to motivate each executive officer to continue the Company's growth.

Compensation Administration

     The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The integrity of the Company's compensation program relies on an annual performance evaluation process.

Discussion of CEO Compensation

     Consistent with the Company's compensation philosophy, the Compensation Committee approved Mr. David P. Yeager's total compensation during fiscal year 1996. Mr. Yeager's compensation was based on overall performance of the Company and on relative levels of compensation for CEOs within the benchmark companies in the transportation industry. In particular, Mr. Yeager's compensation is based on achievement of goals relating to profitability and sales growth.

     The Compensation Committee approved the following compensation for Mr. Yeager during 1996: (i) a base salary of $199,650 per year, (ii) a bonus of $522,082 and (iii) the granting, on March 12, 1996, of an incentive stock option to purchase 35,000 shares of Class A Common Stock at $14.00 per share. The option will vest ratably over a five-year period. The primary purpose of this grant was to motivate Mr. Yeager to successfully execute the Company's long-term business strategy and to build stockholder value.


                                 COMPENSATION COMMITTEE,


                                 Gary D. Eppen
                                 Charles R. Reaves
                                 Martin P. Slark

Performance Graph

     The following line graph compares the Company's cumulative total stockholder return on its Class A Common Stock since March 13, 1996, the date that the Class A Common Stock began trading, with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Index. These comparisons assume the investment of $100 on March 13,1996 in each index and in the Company's Class A Common Stock and the reinvestment of dividends.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     -------------------------------------

                             [GRAPH APPEARS HERE]

                             3/13/96     12/31/96
                             -------     --------

Hub Group, Inc.                100         191
Nasdaq Stock Market            100         119
Nasdaq Trucking & Transp.      100         103

                             CERTAIN TRANSACTIONS

Restructuring Transactions

     Acquisition of Hub Chicago. In connection with the acquisition of the outstanding stock of Hub Chicago, Phillip C. Yeager received 248,362 shares, David P. Yeager (including members of his immediate family) received 193,169 shares, Robert J. Jensen (including members of his immediate family) received 110,383 shares and Mark A. Yeager (including members of his immediate family) received 110,382 shares of Class B Common Stock in exchange for their shares of stock of Hub Chicago. The shares of Class B Common Stock received by Phillip C. Yeager, David P. Yeager (including members of his immediate family), Robert J. Jensen (including members of his immediate family), and Mark A. Yeager (including members of his immediate family) are convertible on a one-for-one basis into shares of Class A Common Stock having a value, as of the date of the Offering, of approximately $3,477,000, $2,704,000, $1,545,000 and $1,545,000,
respectively. The purchase price paid by the Company for Hub Chicago was based on the relative value of Hub Chicago to the aggregate value of Hub Chicago, 100% of the Hub Partnerships (defined below) and 100% of Hub Distribution (defined below) (the "Combined Hub Companies"). The relative value of Hub Chicago was determined by Duff & Phelps Capital Markets Co. ("Duff & Phelps") which was retained for that purpose.

     Hub Partnerships. In connection with the corporate restructuring that occurred at the closing of the Offering, all of the assets (excluding each Hub S Corporations' interest in Hub Group Distribution Services ("Hub Distribution") and all of the liabilities of each of the 28 separate corporations organized under Subchapter S of the Internal Revenue Code (each a "Hub S Corporation"), other than Hub Chicago, were contributed to the newly formed limited partnerships (each a "Hub Partnership"). Upon the closing of the Offering, Hub Chicago purchased the general partnership interest in each of these Hub Partnerships from the Hub S Corporations for an aggregate purchase price based on the initial public offering price of approximately $42.8 million. The purchase price paid by Hub Chicago for the general partnership interest in each of the Hub Partnerships was determined based upon the relative value of each such interest in the Hub Partnerships to the aggregate value of the Combined Hub Companies. The relative value of each of the interests in the Hub Partnerships was determined by Duff & Phelps. The Hub S Corporations, which are the limited partners in the Hub Partnerships, are entitled to 70% of the net income and net cash flow from the Hub Partnerships. Phillip C. Yeager, David P. Yeager, Mark A. Yeager, Robert J. Jensen, Thomas L. Hardin, John T. Donnell, who serves as Executive Vice President-Marketing, and members of their respective immediate families and trusts for the benefit of members of their immediate families have retained their interests in the Hub S Corporations, thereby entitling them to share indirectly in distributions from the Hub Partnerships. In connection with the Company's acquisition of the general partnership interests in the Hub Partnerships, Phillip C. Yeager received approximately $3,294,000, David P. Yeager (including members of his immediate family) received approximately $4,021,000, Mark A. Yeager (including members of his immediate family) received approximately $3,160,000, Robert J. Jensen (including members of his immediate family) received approximately $3,453,000, Thomas L. Hardin received approximately $1,969,000 and John T. Donnell received approximately $469,000.

     Additionally, immediately prior to the closing of the Offering, each of the Hub S Corporations paid a dividend equal to the retained earnings and substantially all of the common stock and the paid-in capital of that Hub S Corporation. Phillip C. Yeager received approximately $1,049,000 in cash and a five-year note in the principal amount of approximately $1,066,000, David P. Yeager (including members of his immediate family) received approximately $1,178,000 in cash and a five-year note in the principal amount of approximately $1,198,000, Thomas L. Hardin received approximately $490,000 in cash and a five-year note in the principal amount of approximately $498,000, Robert J. Jensen (including members of his immediate family) received approximately $958,000 in cash and a five-year note in the principal amount of approximately $974,000, Mark A. Yeager (including members of his immediate family) received approximately $885,000 in cash and a five-year note in the principal amount of approximately $900,000 and John T. Donnell received approximately $120,000 in cash and a five-year note in the principal amount of approximately $122,000. In each case, the five-year notes bear interest at 5.45%.

     On August 1, 1996, the Company purchased the remaining 70% minority interest in Hub City Tennessee, L.P. for approximately $2,513,000 in cash. In connection with this acquisition, Phillip C. Yeager received approximately $251,000, David P. Yeager (including members of his immediate family) received approximately $126,000, Thomas L. Hardin received approximately $126,000, Mark
A. Yeager (including members of his immediate family) received approximately $126,000 and Robert J. Jensen (including members of his immediate family) received approximately $126,000. The purchase price paid by the Company was based upon the option formula contained in the Amended and Restated Limited Partnership Agreement of Hub City Tennessee, L.P.

     On December 12, 1996, the Company purchased the remaining 70% minority interest in Hub City North Central, L.P. from Hub City North Central, Inc. in exchange for a note for approximately $14,970,000, bearing interest at an annual rate of 7%. This note is due and payable on January 1, 1998. Phillip C. Yeager, David P. Yeager (including members of his immediate family), Thomas L. Hardin, Mark A. Yeager (including members of his immediate family) and Robert J. Jensen (including members of his immediate family) own approximately 10.5%, 8.5%, 10.0%, 3.5% and 3.5% of Hub City North Central, Inc., respectively. The purchase price paid by the Company was based upon the option formula contained in the Amended and Restated Limited Partnership Agreement of Hub City North Central, L.P.

     Hub Distribution.   At the closing of the Offering, the Company acquired an
approximately 21% general partnership interest in Hub Distribution. In connection with this acquisition, Phillip C. Yeager received approximately $37,000, David P. Yeager (including members of his immediate family) received approximately $52,000, Thomas L. Hardin received approximately $30,000, Mark A. Yeager (including members of his immediate family) received approximately $31,000, John T. Donnell received approximately $20,000 and Robert J. Jensen (including members of his immediate family) received approximately $35,000. The purchase price paid by the Company for an approximate 21% interest in Hub Distribution was determined based upon the relative value of Hub Distribution to the aggregate value of the combined Hub Companies. The relative value of Hub Distribution was determined by Duff & Phelps.

     On March 1, 1997, the Company exercised its option to acquire an additional approximately 44% ownership interest in Hub Distribution for an aggregate price of approximately $1,500,000, raising the Company's general partnership interest in Hub Distribution to 65%. In connection with this acquisition, Phillip C. Yeager received approximately $97,000, David P. Yeager (including members of his immediate family) received approximately $151,000, Thomas L. Hardin received approximately $98,000, Mark A. Yeager (including members of his immediate family) received approximately $90,000, John T. Donnell received approximately $65,000 and Robert J. Jensen (including members of his immediate family) received approximately $103,000. The purchase price paid by the Company for this approximate 44% interest was determined based upon a fixed option price determined at the closing of the Offering.


                                    AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the independent accountant of the Company. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                           PROXY SOLICITATION EXPENSE

     The expense of any proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.


                             STOCKHOLDER PROPOSALS

     Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than December 26, 1997, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting of stockholders.

     The Company anticipates that its next annual meeting of stockholders will be held in May 1998. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 16, 1998. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.


                              By order of the Board of Directors,


                              MARK A. YEAGER
                              Vice President, Secretary and General Counsel

Lombard, Illinois
April 24, 1997


Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.